Exhibit 4.17

DATED 7 FEBRUARY 2003

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

THE CAMBRIDGE ANTIBODY

TECHNOLOGY GROUP PLC

EXECUTIVE INCENTIVE PLAN

Adopted by resolution of the shareholders passed on 7 February 2003

Amended by resolution of the Directors passed on 30 January 2004

Amended by resolution of the shareholders passed on 4 February 2005

CONTENTS

Clause	Heading	Page
1	Definitions	1
2	Participation	5
3	Types of Award	6
4	Invitations	5
	Grant of Awards	8
6	Restrictions on the granting of Awards	10
7	Rights to exercise Awards	12
8	Exercise of Awards	13
9	Award Tax Liabilities	14
10	Take-overs, reconstructions and winding-up	15
11	Adjustment of Awards for variation of share capital	19
12	Expenses	19
13	Administration	19
14	General	20
15	Alterations	20
16	Trustees	21
17	Inland Revenue Requests	22
18	Termination	22

THE CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC EXECUTIVE

INCENTIVE PLAN RULES

1	Definitions

1.1	In this Plan the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of Parliament shall include any modification, consolidation, re-enactment or extension of it.

“Acceptance Date”	means in relation to an Invitation the date by which any acceptance in response to that Invitation must be made (being a date not later than fourteen days after the Invitation Date thereof but which, for the avoidance of doubt, may be the same date as the Invitation Date);

“Acquiring Company”	means a company which obtains Control of the Company in accordance with Rule 10;

“Annual Salary”	means the annual salary of an Eligible Employee as defined in Rule 6.6(b);

“Application”	means an application for the grant of an Award in such form as the Remuneration Committee shall from time to time prescribe (but which shall be accompanied by the relevant Award Agreement);

“the Auditors”	means the auditors (acting as experts not arbitrators) for the time being of the Company or in the event of there being joint auditors such one of them as the Directors shall select;

“Award”	means a Restricted Share Award or a Matching Share Award;

“Award Agreement”	means, in relation to an Award, an agreement entered into between the Grantor (1) and the Award Holder (2) by virtue of which the Award is granted in such form as the Remuneration Committee may from time to time prescribe;

“Award Holder”	means a person holding an Award;

“Award Price”	means the acquisition price payable for a Share upon the exercise of an Award which shall be:

(i) in the case of an award to acquire Shares by subscription the nominal value of a Share; and

(ii) in any other case, £0.00;

“Business Day”	means a day for which mid market spot currency rates against pounds sterling are published in the Financial Times;

“the Company”	means Cambridge Antibody Technology Group plc (Company number: 03234033);

“Committed Shares”	means, in relation to a Matching Share Award, those Shares purchased or subscribed for by the Award Holder in accordance with Rule 3.4 and by virtue of which he becomes eligible for the grant of the Matching Share Award (as described in Rule 3.3(a));

“Control”	the meaning given to that expression by Section 840 of the Taxes Act;

“Date of Adoption”	means the date of the adoption of this Plan;

“Date of Announcement”	means the date on which the Company makes an announcement of its results for the last preceding financial year, half year or other period;

“Date of Grant”	means, in respect of an Award, the date upon which the Grantor executes, as a deed, and dates the Award Agreement in accordance with Rule 5.4;

“Dealing Day”	means a day on which the London Stock Exchange is open for the transaction of business;

“Directors”	means the Directors for the time being of the Company or the Directors present at a duly convened meeting of the Directors or of a duly appointed committee of the Directors at which a quorum is present including, without limiting the generality of the foregoing, the Remuneration Committee;

“Eligible Employee”	means any person who at the Date of Grant is a director of a Participating Company and is required to devote to his duties not less than 25 hours per week (excluding meal breaks), or any employee of a Participating Company who is not a director and who, in either case is not under notice (whether given or received) to terminate his employment;

“Employees’ Share Scheme”	means any employees’ share scheme within the meaning of Section 743 of the Companies Act 1985;

“Exercise Condition”	means an objective condition precedent to the exercise of an Award in accordance with Rule 2.3;

“Exchange”	means the grant of an Award in consideration for the release of any award over shares in another company (“the Target Company”) granted under another discretionary share option scheme in circumstances where the Company or any Subsidiary obtains Control of the Target Company or becomes bound or entitled to acquire shares in the Target Company under sections 428 to 430F of the Companies Act 1985;

“Exercise Period”	means, in relation to an Award, a period which:

(a) begins on such date (not earlier than the third anniversary of the Date of Grant thereof) as is specified in the Award Agreement in respect of that Award ; and

(b) ends on the earliest of (i) the third anniversary of the date in paragraph (a) above, (ii) the date specified in the relevant Award Agreement, and (iii) the day immediately preceding the tenth anniversary of the Date of Grant thereof;

“Financial Year”	means a financial year (as defined in section 223 of the Companies Act 1985) of the Company;

“Grantor”	means, in relation to an Award, the person granting that Award;

“Group Member”	means a Participating Company or a body corporate which is (within the meaning of Section 736 of the Companies Act 1985) the Company’s holding company or a Subsidiary of the Company’s holding company;

“Issue or Re-organisation”	means any issue of shares or other securities of the Company (other than as consideration for an acquisition) and/or any capitalisation, consolidation or sub-division or reduction of share capital in the Company and/or any other variation in the share capital of the Company which in the opinion of the Auditors justifies a variation in the number of Shares subject to an Award and/or the Award Price pursuant to that Award;

“Invitation”	means an invitation to apply for the grant of an Award under the provisions of this Plan which complies with the provisions of Rule 4.2 and is otherwise in such form as the Remuneration Committee shall from time to time prescribe;

“Invitation Date”	means, in relation to an Invitation or (as the case may be) an Award granted pursuant to an Application made in response to an Invitation, the date on which that Invitation is made (and for this purpose an Invitation made by post shall be treated as having been made on the date of posting);

“the London Stock Exchange”	means the London Stock Exchange plc;

“Market Value”	means on any date the market value of a Share as defined in Rules 6.6(a) and 6.7;

“Matching Share Award”	means a right to acquire Shares granted under this Plan and having the characteristics described in Rule 3.3;

“Participating Company”	means the Company and any Subsidiary which is for the time being nominated by the Directors to be a company participating in this Plan;

“this Plan”	means the Cambridge Antibody Technology Group plc Executive Incentive Plan established by these Rules in its present form or as from time to time amended in accordance with the provisions hereof;

“Proposed Date of Grant”	means the date on which the Directors (acting on the recommendation of the Remuneration Committee) propose to grant an Award if an Application therefor is accepted by them or (as the case may be) the date on which the Directors (acting on the recommendation of the Remuneration Committee) propose that a Trustee will grant an Award if an Application therefor is accepted by that Trustee (being a date in either case not later than twenty one days after the Invitation Date thereof but which, for the avoidance of doubt may be the same date as the Invitation Date);

“Relevant Emoluments”	means, in relation to an Award Holder, his annual salary for a Financial Year excluding, for the avoidance of doubt, bonuses payable in cash and benefits in kind. Such benefits may include (but are not limited to) pension contributions, medical expenses and other insurance benefits or company car;

“Remuneration Committee”	means the remuneration committee of the board of Directors;

“Restricted Share Award”	means, a right to acquire Shares granted under this Plan and having the characteristics described in Rule 3.2;

“Retention Period”	means, in relation to a Matching Share Award, the continuous period during which the Award Holder retains title to a Committed Share;

“the Revenue”	means the Board of Inland Revenue;

“Subsidiary”	means a company which is both under the Control of the Company and which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“the Taxes Act”	means the Income and Corporation Taxes Act 1988;

“Trustee”	means a trustee or trustees for the time being of any Employees’ Share Scheme established by a Group Company.

1.2	In these Rules unless the context otherwise requires words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender.

2	Participation

2.1	The Directors may, with the approval of the Remuneration Committee, from time to time at their discretion:

(a)	grant Awards or

(b)	invite any Trustee to grant Awards

to Eligible Employees under and subject to the terms of this Plan.

2.2	No Eligible Employee shall be entitled as of right to participate in this Plan. In determining the extent of participation of an Eligible Employee:

(a)	the limits contained in Rule 4 shall apply; and

(b)	no Awards shall be granted to an Eligible Employee within a period of 6 months of the date on which the Eligible Employee is contractually bound to retire.

2.3	The Grantor, acting on the recommendation of the Remuneration Committee, will impose an objective condition on any Award which it grants preventing its exercise (other than in accordance with Rules 7 and 10) unless such condition has been complied with. If, after the Grantor has imposed an Exercise Condition, events happen which cause the Remuneration Committee to consider that it is no longer appropriate the Grantor may vary the Exercise Condition provided always that any such amendment may only be one which:

(a)	the Remuneration Committee reasonably consider will result in a fairer measure of performance;

(b)	will be materially no more difficult to satisfy than such Exercise Condition before such amendment; and

(c)	will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for employees who contribute to the prosperity of the Company.

3	Types of Award

3.1	There are two types of Award that may be granted under this Plan. These are:

(a)	Restricted Share Awards; and

(b)	Matching Share Awards.

3.2	An Eligible Employee to whom a Restricted Share Award is granted will, subject to these Rules, have the right to acquire a number of Shares (chosen at the absolute discretion of the Remuneration Committee) at the Award Price. The Exercise Period applicable to Restricted Share Awards will (subject to Rules 7 and 10):

(a)	be set out in the relevant Award Agreement;

(b)	commence no earlier than the third anniversary of the relevant Date of Grant; and

(c)	expire no later than three years thereafter.

3.3	A Matching Share Award is a right to acquire Shares, granted under this Plan and having the following characteristics:

(a)	To be eligible for the grant of a Matching Share Award an Eligible Employee must purchase or (at the Company’s invitation only) subscribe for Shares having a purchase cost (excluding dealing costs and stamp duty ) or, as the case may be, subscription price of a percentage of his Annual Salary which shall, in each case, be set by the Remuneration Committee and which may not in any event exceed 15% of his Annual Salary;

(b)	If a Matching Share Award is then granted to that Eligible Employee, the Award Holder will have the right to acquire a number of Shares at the Award Price which will be calculated by applying a multiple to the aggregate number of his Committed Shares held by him when the Award is exercised;

(c)	A Matching Share Award shall lapse if and to the extent that the Award Holder ceases to hold his Committed Shares before he exercises that Award;

(d)	The number of Shares to be issued or transferred to an Award Holder on a valid exercise of his Matching Share Award will be calculated by applying a multiple to the number of Committed Shares held by the Award Holder at the date of exercise of that Award. That multiple shall be:

(i)	set out in the relevant Award Agreement;

(ii)	calculated by reference to the applicable Exercise Condition; and

(iii)	may vary subject to performance and the length of time for which the Committed Shares are held, but subject to the following restrictions (and subject always to Rules 7.3, 7.5, 10.2, 10.3, 10.5, 10.6 and 10.8):

(A)	if the Retention Period is less than three years, the Matching Share Award shall lapse and there shall be no multiple;

(B)	if the Retention Period is at least three years but less than four years, the multiple shall be not more than 2;

(C)	if the Retention Period is at least four years but less than five years, the multiple in sub-Rule (B) above may be increased by not more than 25% (ie, it could increase to a maximum of 2.5), but may not be decreased;

(D)	if the Retention Period is five years or more, the combined multiple arising from the application of sub-Rules (B) and (C) above may be increased by not more than 20% (ie, it could increase to a maximum of 3), but may not be decreased.

(e)	The Exercise Period applicable to Matching Share Awards will (subject always to Rules 7 and 10):

(i)	be set out in the relevant Award Agreement;

(ii)	commence no earlier than the third anniversary of the relevant Date of Grant; and

(iii)	expire no later than three years thereafter.

3.4	The following provisions apply to the acquisition of Committed Shares by an Eligible Employee:

(a)	If an Eligible Employee purchases Committed Shares, he must do so out of his own funds and on arms-length terms on the London Stock Exchange or such other market or exchange on which Shares may then be freely bought and sold; and

(b)	If an Eligible Employee subscribes for Committed Shares, he must do so out of his own funds and at a price which is not less than the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the 3 Dealing Days preceding the date of issue of those Committed Shares.

4	Invitations

4.1	The Remuneration Committee may at its discretion (subject to Rule 5.7) make an Invitation or Invitations to any Eligible Employee in respect of any number of Shares.

4.2	Each Invitation shall be made by letter (accompanied by the relevant Award Agreement) and shall confirm:

(a)	whether the Award is a Matching Share Award or a Restricted Share Award;

(b)	the Award Price at which the Award will be granted if the Application made in response to that Invitation is accepted;

(c)	in the case of a Matching Share Award, the maximum percentage of Annual Salary, or maximum monetary sum, that may be applied by the Award Holder in the purchase of Committed Shares;

(d)	in the case of a Matching Share Award, the maximum multiples applicable to the Award pursuant to sub-paragraphs (B), (C) and (D) of Rule 3.3 (d) (iii);

(e)	the number of Shares in respect of which an Award may be granted;

(f)	the Exercise Conditions applicable to that Award;

(g)	the Proposed Date of Grant;

(h)	the Acceptance Date; and

(i)	the proposed Grantor of the Award.

4.3	Each Invitation shall be personal to the Eligible Employee to whom it is made.

4.4	In respect of any Award, the Invitation Date and the Proposed Date of Grant must fall within the same Financial Year.

5	Grant of Awards

5.1	If any Eligible Employee to whom an Invitation is made wishes to accept that Invitation he shall execute an Application and the relevant Award Agreement (undated) in relation to that Invitation and deliver them to the Company on or before the Acceptance Date. For this purpose an Application and Award Agreement delivered by post shall be treated as having been delivered on the date of posting.

5.2	As soon as reasonably practicable after the Acceptance Date the Remuneration Committee shall consider the Applications and, if it so decides, may:

(a)	accept the Application and grant an Award pursuant thereto on the Proposed Date of Grant; or

(b)	invite a Trustee to consider the Application and, if that Trustee so decides, to accept the Application and grant an Award pursuant thereto on the Proposed Date of Grant

Provided that no Award shall be granted if the applicant therefore has ceased to be an Eligible Employee on or before the Proposed Date of Grant.

5.3	The Directors or (as the case may be) a Trustee may in its absolute discretion treat an Application delivered late as valid unless delivered after the Proposed Date of Grant.

5.4	Following the acceptance of an Application, an Award shall be granted by the Grantor:

(a)	executing the Award Agreement under seal or otherwise in such manner as to take effect in law as a deed; and

(b)	dating that Award Agreement on the Proposed Date of Grant.

5.5	Within twenty eight days after the grant of an Award by execution of an Award Agreement the Grantor shall deliver a copy, or counterpart, of it to the relevant Award Holder. For the avoidance of doubt, Award Agreements may be executed in counterpart, in circumstances where one counterpart is executed by each party.

5.6	Every Award shall be subject to the condition that no Shares shall be issued to an Award Holder pursuant to the exercise of that Award if such issue would be contrary to any enactment or regulation for the time being in force in the United Kingdom.

5.7	Invitations may only be issued, and Awards may only be granted, within the period of 42 days commencing:

(a)	on the Date of Adoption;

(b)	on the fourth Dealing Day next following a Date of Announcement; or

(c)	the date on which any statute or any regulation or order made thereunder or any govermental directive for the time being to prevent the grant of Awards shall cease to have effect.

5.8	Notwithstanding Rule 5.7 above the Directors may grant Awards outside the periods specified in Rule 5.7 in circumstances which the Directors in their absolute discretion deem sufficiently exceptional to justify the grant of Awards at that time.

5.9	Notwithstanding Rule 4, and the above provisions of this Rule 5, a Grantor may grant an Award unilaterally by issuing an Award Agreement to an Eligible Employee. Provided the Eligible Employee executes, and returns to the Company, a copy of that Award Agreement within twenty one days of the date on which the Award Agreement is executed by the Grantor, the Invitation Date and Date of Grant of such Award Shares be treated (for the purposes of these Rules) as the date on which the Award Agreement is executed by the Grantor. An Award may only be granted in this manner if the Remuneration Committee so consents.

5.10	Each Award shall be personal to the Award Holder to whom it is granted and other than a transfer to the Award Holder’s personal representatives on death shall not be transferable, assignable or chargeable. Any other purported transfer, assignment, charge, disposal or dealing with the rights and interests of the Award Holder under this Plan shall cause the Award to lapse immediately.

5.11	For the purpose of Rule 5.10 Awards shall be treated as lapsing in the order in which they were originally granted.

5.12	In the event of an Award lapsing under Rule 5.10 in part only, the balance of the Award shall continue to be exercisable in accordance with this Plan.

6	Restrictions on the granting of Awards

6.1	Subject to Rule 6.2, on any day (the “relevant day”) the aggregate number of Shares which may be issued on the exercise of any Award granted on the relevant day shall not, when added to the aggregate of the number of any Shares issued or remaining issuable in respect of options, Awards or other rights to acquire Shares granted during the Financial Year in which the relevant day falls:

(a)	under this Plan ; and

(b)	under any other Employees’ Share Scheme established by the Company or by any Subsidiary; and

(c)	in respect of an Exchange,

exceed such number as represents 1.75% (the “Annual Percentage Limit”) of the issued ordinary share capital of the Company immediately prior to the relevant day.

6.2	The Remuneration Committee may increase the Annual Percentage Limit applicable in any Financial Year provided that:

(a)	The Annual Percentage Limit shall not in any circumstances exceed 2.25% in any Financial Year; and

(b)	All Awards granted in any Financial Year in excess of the 1.75% limit in Rule 6.1 shall be granted:

(i)	prior to the fourth anniversary of the date on which the grantee first became an Eligible Employee; and

(ii)	in circumstances in which the Remuneration Committee considers it necessary or desirable so as to assist the Company or any Subsidiary in the recruitment and/or retention of such employees.

6.3	On any Invitation Date the aggregate Market Value of Shares which may be acquired on the exercise of any Restricted Share Award in respect of which an Invitation is issued to an Eligible Employee shall not, when aggregated with the Market Value of any Shares which remain to be acquired on the exercise of Restricted Share Awards granted to the Eligible Employee in question during the Financial Year in which such Invitation Date falls, exceed 100% of his Annual Salary at such Invitation Date

6.4	On any Invitation Date the aggregate Market Value of Shares which may be acquired on the exercise of any Restricted Share Award in respect of which an Invitation is issued to an Eligible Employee shall not, when aggregated with the Market Value of any Shares which remain to be acquired on the exercise of Restricted Share Awards or any other right to acquire Shares granted to the Award Holder in question, during the Financial Year in which such Invitation Date falls, under:

(a)	this Plan; and

(b)	any other discretionary share option scheme established by the Company or any associated company of the Company (as defined in section 416 of the Taxes Act) before or after this Plan,

exceed 200% of his Annual Salary at such Invitation Date provided that for the purposes of this Rule 6.4 no account shall be taken of Shares acquired, or to be acquired, pursuant to Matching Share Awards.

6.5	On any Invitation Date the aggregate Market Value of Shares which may be acquired on the exercise of any Matching Share Award in respect of which an Invitation is issued to an Eligible Employee shall not, when aggregated with the Market Value of any Shares which remain to be acquired on the exercise of Matching Share Awards granted to the Eligible Employee in question during the Financial Year in which such Invitation Date falls, exceed 45% of his Annual Salary at such Invitation Date.

6.6	For the purposes of Rules 3.3(a), 6.3, 6.4 and 6.5 on any day (the “relevant date”):

(a)	the Market Value of a Share in relation to which an Award is to be, granted under this Plan shall be such value per share as:

(i)	the Company may consider to be the market value thereof on the day preceding the relevant date and determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992; or

(ii)	if such Shares are at that time listed on the London Stock Exchange the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the 3 Dealing Days preceding the relevant date; and

(b)	the Annual Salary of an Award Holder shall be his Relevant Emoluments for the current or preceding Financial Year (whichever of those years gives the greater amount) or, in the case of an Award Holder who received no Relevant Emoluments throughout the preceding Financial Year, his Relevant Emoluments for the period of 12 months beginning with the first day during the current Financial Year for which there are Relevant Emoluments.

BUT PROVIDED THAT if in any Financial Year more than one Award is made to an Award Holder, the Market Value and Annual Salary prevailing as at the Invitation Date of the first of those Awards shall then apply for all subsequent Awards made to that Award Holder in the same Financial Year.

6.7	For the purposes of Rule 6.4(b) the Market Value of a Share in relation to which a right to acquire Shares has been granted under this Plan or under any other discretionary share option scheme established by the Company or any associated Company of the Company shall be the market value of a Share at the date of grant of such right or Award as calculated in accordance with the rules of the scheme under which it was granted.

6.8	If an Award Holder’s Annual Salary comprises either wholly or in part payments in a currency other than pounds sterling (“foreign currency”), for the purpose of calculating the maximum number of Shares which may be acquired pursuant to the exercise of Awards under this Plan, that foreign currency shall be converted into pounds sterling at the mid-market spot rate for that currency at the close of business published by the Financial Times for the relevant date, or if this is not a Business Day, the mid-market spot rate for that currency at the close of business published in the Financial Times for the next preceding Business Day.

6.9	In applying the limits contained in Rules 6.1, 6.2, 6.3, 6.4 and 6.5 no account will be taken of Shares subject to any right, option or Award which, as regards any rights to subscribe for or acquire such Shares, has lapsed or been released, surrendered or cancelled. In applying the limits contained in Rule 6.1, shares subject to a right or option to acquire Shares which is to be satisfied by the issue of Shares to the grantor of that right, will be taken into account. In applying the limits contained in Rules 6.1, 6.2, 6.3, 6.4 and 6.5 no account will be taken of Committed Shares.

6.10	No Awards shall in any event be granted after the earlier of:

(a)	1 May 2009; and

(b)	the conclusion of the Company’s Annual General Meeting in 2009.

7	Rights to exercise Awards

7.1	Subject to the provisions of this Rule 7 and Rules 9 and 10 an Award shall be capable of being exercised in accordance with the provisions of Rule 8:

(a)	during its Exercise Period, and

(b)	provided that any relevant Exercise Condition has been satisfied (unless the Award Agreement provides otherwise).

7.2	No Award may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would either:

(a)	not be in accordance with the “Model Code for Securities Transactions by Directors of Listed Companies” issued by the London Stock Exchange as amended from time to time; or

(b)	be prevented by any statute or any regulation or order made thereunder or any governmental directive.

7.3	If an Award Holder ceases to be a director or employee of a Group Member (including by reason of his death), any Awards granted to him under this Plan shall lapse upon such cessation unless and to the extent that the Grantor, acting on the recommendation of the Remuneration Committee, resolves otherwise (either before or within 30 days after such cessation, or 90 days in the case of death), in which event such Awards may (and must, if at all) be exercised to the extent permitted by the Grantor within 6 months (or, in the case of cessation by reason of death, 12 months) after his so ceasing. Exercise of an Award pursuant to this Rule 7.3 shall not, if and to the extent that the Remuneration Committee so resolve, be subject to the satisfaction of any Exercise Conditions.

7.4	An Award Holder shall not be treated for the purposes of Rule 7.3 above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Award Holder who ceases to be such a director or employee by reason of pregnancy or confinement and who returns to work at the end of the maternity leave period conferred on her by Part VIII of the Employment Rights Act 1996 or who

exercises her right to return to work following maternity absence in the circumstances described in Part VIII of the Employment Rights Act 1996 (or otherwise returns to work if the Directors so determine) before exercising an Award under this Plan shall be treated for those purposes as not having ceased to be such a director or employee.

7.5	If an Award Holder dies before exercising an Award granted to him under this Plan and at a time when he is either a director or employee of a Group Member or entitled to exercise the Award by virtue of Rule 7.3 above, the Award may, to the extent permitted under Rule 7.3 (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

7.6	Notwithstanding any other provision of this Plan, an Award granted under this Plan may not be exercised after the expiration of the period of 10 years (or such shorter period as shall be specified in the Award Agreement) beginning with the Date of Grant.

8	Exercise of Awards

8.1	Awards may be exercised in whole or in part.

8.2	The exercise of any Award granted under this Plan shall be effected by giving notice to the Company (in its own right or as agent for and on behalf of the Grantor) in writing in such form and manner as the Directors may from time to time prescribe accompanied by the Award Agreement and payment for the total Award Price (if any) for the Shares in respect of which the Award is exercised. The Directors may in their absolute discretion agree such arrangements as are, in form and substance, satisfactory to them for payment to the Company of the Award Price for the Shares in respect of which the Award is exercised. The date of receipt by the Company of the notice and payment shall constitute for all purposes the date on which the Award is exercised.

8.3	Subject to Rules 8.5 and 9, within 30 days after an Award under this Plan has been exercised by any person, the Directors on behalf of the Company shall allot to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of Shares in respect of which the Award has been validly exercised, provided that, for the avoidance of doubt, where Shares are so allotted or transferred to a nominee, the beneficial interest in them must vest in the person who exercised the Award.

8.4	All shares allotted under this Plan shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment, and in the case of the transfer of existing shares, the transferee shall not acquire any rights attaching to such shares by reference to a record date prior to the date of the transfer.

8.5	The allotment or transfer of any shares under this Plan shall be subject to obtaining any approval or consent mentioned in Rule 14.5 below.

8.6	In the event of a partial exercise of an Award, the Company shall, within 30 days of the partial exercise:

(a)	Endorse, or procure the endorsement of, onto the Award Agreement a memorandum reflecting the partial exercise of that Award; and

(b)	Deliver, or procure the delivery of, that Award Agreement (as endorsed) to the Award Holder.

9	Award Tax Liabilities

9.1	In this Rule 9 “Award Tax Liabilities” means, in relation to an Award, liabilities of the Company or a Group Member or, as the case may be, a Grantor to pay or account:

(a)	to the Revenue for any amount of income tax or other tax of the United Kingdom or national insurance contributions (including, unless the Company decides otherwise, employer’s national insurance contributions) of the United Kingdom; and/or

(b)	to any other taxation authority for any other amount of taxation (whether of the United Kingdom or elsewhere)

arising as a consequence of exercise of the Award or otherwise in relation to the Award (but to the extent only that payment or reimbursement of any such amount by the Award Holder is permitted by law).

9.2	The exercise of an Award by an Award Holder shall constitute the agreement and undertaking of the Award Holder with the Company (in its own right and as agent for all Group Members and, where relevant, the Grantor) that he will forthwith upon written demand from the Company pay to the Company or as the Company may direct an amount equal to all Award Tax Liabilities in relation to that Award and shall also constitute authority to the Company and each Group Member and, where relevant, the Grantor to deduct any amount so demanded which remains unpaid from payments otherwise payable to the Award Holder, including but not limited to authority to deduct from wages or salary for the purposes of Part II of the Employment Rights Act 1996.

9.3	Without prejudice to the generality of Rule 9.2 the Company may as soon as practicable following receipt of the documents and payment referred to in Rule 8.2, notify the Award Holder in writing of the amount (if any) (“the Notified Sum”) which in its reasonable opinion it estimates the Company or any Group Member or the Grantor will be required to pay to the Revenue and/or the relevant tax authority in respect of Award Tax Liabilities. Subject as hereafter provided, upon the giving of such a notice the Award Holder shall thereupon be bound and obliged to pay to the Company within seven days thereafter the Notified Sum and any obligation of the Company to allot or procure the transfer of Shares to the Award Holder pursuant to Rule 8.3 shall be conditional upon receipt by the Company of the Notified Sum. In the event that the Notified Sum proves to be an over-estimate of the sum due the Company shall repay to the Award Holder, on the date on which there is paid to the Revenue or the relevant tax authority the sum actually so due, that part of the Notified Sum which is not so paid. In the event that the Notified Sum is less than the aggregate amount which is required to be so paid to the Revenue and/or the relevant tax authority, the Award Holder shall forthwith on demand pay to the Company the balance of the amount so paid. The Directors may in their absolute discretion agree such arrangements as are, in form and substance, satisfactory to them for payment to the Company of the Notified Sum and any further sum which may become due from the Award Holder as aforesaid in lieu of payment of the Notified Sum.

10	Take-overs, reconstructions and winding-up

10.1	Rule 10.2 applies if:

(a)	an Acquiring Company:

(i)	obtains Control of the Company as a result of making:

(A)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

(B)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of Awards granted under this Plan, or

(ii)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985, or

(iii)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act; AND

(b)	the Acquiring Company indicates that it shall offer, and does so offer, to release any Award granted under this Plan which has not lapsed (“the Old Award”) in consideration of the grant to the Award Holder of an award (“the New Award”) which is, in the reasonable opinion of the Remuneration Committee, broadly equivalent to the Old Award but relates to shares in a different company (whether the Acquiring Company itself or some other company) (an “Exchange Offer”).

10.2	If this Rule 10.2 applies, each Award shall lapse upon the expiry of the period during which the Exchange Offer is open for acceptance unless and to the extent that, on or before the expiry of that period, the Award Holder exercises that Award or irrevocably accepts the Exchange Offer in respect of it.

10.3	If:

(a)	any person obtains Control of the Company (within the meaning of section 840 of the Taxes Act) as a result of making a general offer to acquire shares in the Company, or having obtained such Control makes such an offer, and

(b)	Rule 10.2 does not apply

the Directors shall within 7 days of becoming aware thereof notify every Award Holder (or as the case may be his personal representative) thereof and, subject to compliance with Rules 7.3, 7.5 and 7.8, all Awards granted under this Plan shall, to the extent they are not exercised, lapse on the expiry of six months (or such longer period as the Grantor, acting solely on the recommendation of the Remuneration Committee, may permit) of such notification. The Grantor of any Award may (acting on the recommendation of the Remuneration Committee) allow that Award to be exercised during this period notwithstanding that such Award would not otherwise be capable of exercise (in whole or in part) under these Rules, in which event the exercise of such Award shall not (if and to the extent that the Remuneration Committee so resolves) be subject to the satisfaction of any Exercise Conditions.

10.4	For the purposes of Rules 10.1 and 10.3 above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

10.5	If:

(a)	any application is made to the Court under section 425(1) of the Companies Act 1985 to order a meeting in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; and

(b)	Rule 10.2 does not apply

the Grantor of an Award, acting on the recommendation of the Remuneration Committee, may permit any Award granted under this Plan, subject to Rules 7.3, 7.5 and 7.8, to be exercised (notwithstanding that it would not otherwise be capable of exercise) until the time of the meeting, such exercise being conditional upon the Court sanctioning such compromise or arrangement, and in which event the exercise of such Awards shall not (if and to the extent that the Remuneration Committee so resolves) be subject to the satisfaction of any Exercise Conditions.

10.6	If:

(a)	any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985; and

(b)	Rule 10.2 does not apply

the Directors shall forthwith notify every Award Holder (or as the case may be his personal representatives) thereof and all Awards granted under this Plan shall to the extent they are not exercised, lapse on the expiry of one month of such notification. The Grantor of any Award may (acting on the recommendation of the Remuneration Committee) allow that Award to be exercised during this one month period notwithstanding that such Award would not otherwise be capable of exercise (in whole or in part) under these Rules, in which event the exercise of such Award shall not (if and to the extent that the Remuneration Committee so resolves) be subject to the satisfaction of any Exercise Conditions.

10.7	If the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Directors shall forthwith notify every Award Holder (or as the case may be his personal representatives) thereof and any Awards granted under this Plan shall, subject to Rules 7.3, 7.5,7.8, 10.8, 10.9 and 10.10, be capable of exercise within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan lapse on the expiration thereof. Exercise of an Award pursuant to this Rule 10.7 shall not be subject to the satisfaction of any Exercise Conditions.

10.8	If an Award Holder exercises an Award before the third anniversary of the Date of Grant of that Award, then he may exercise that Award pursuant to Rule 10.7 only in respect of such number of Shares as is calculated by reference to the following formula:

A x	B

156

where:

“A” is the number of complete weeks since the Date of Grant of the Award up to the date of such resolution or order; and

“B”	is:

(i)	in the case of a Restricted Share Award, the number of Shares comprised in the Award; and

(ii)	in the case of a Matching Share Award, the number of Committed Shares held by the Award Holder at the date of such resolution or order multiplied by the highest multiple stipulated, on the grant of that Award, under Rule 3.3 (d) (iii) (B)

The Award shall lapse in respect of the balance of the Shares comprised in it.

10.9	If a Matching Share Award is exercised pursuant to Rule 10.7 on or after the third anniversary, but before the fourth anniversary, of the Date of Grant, the number of Shares in respect of which that Award may be exercised shall be increased by a number of Shares equal to the number of Committed Shares held by the Award Holder at the date of such resolution or order multiplied by a multiple calculated in accordance with the following formula:

C    x    D

52

where:

“C” is the number of complete weeks since the third anniversary of the Date of Grant of the Award up to the date of such resolution or order; and

“D” is the highest multiple stipulated, on the grant of that Award, under Rule 3.3 (d) (iii) (C)

The Award shall lapse in respect of the balance of the Shares comprised in it.

10.10	If a Matching Share Award is exercised pursuant to Rule 10.7 on or after the fourth anniversary, but before the fifth anniversary, of the Date of Grant, the number of Shares in respect of which that Award may be exercised shall be increased by a number of Shares equal to the number of Committed Shares held by the Award Holder at the date of such resolution or order multiplied by a multiple calculated in accordance with the following formula:

Y    x    Z

52

where:

“Y” is the number of complete weeks since the fourth anniversary of the Date of Grant of the Award up to the date of such resolution or order; and

“Z” is the highest multiple stipulated, on the grant of that Award, under Rule 3.3 (d) (iii) (D)

The Award shall lapse in respect of the balance of the Shares comprised in it.

11	Adjustment of Awards for variation of share capital

11.1	Subject to Rules 11.3 and 11.4 below, on the occurrence of an Issue or Re-organisation the Grantor of an Award, with the approval of the Remuneration Committee, may make such adjustment to that Award as it considers appropriate under Rule 11.2.

11.2	An adjustment made under this sub-rule may be to one or more of the following:

(a)	the number of Shares in respect of which any Award granted under this Plan may be exercised;

(b)	the Award Price; and

(c)	where any such Award has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired.

11.3	Except in the case of a capitalisation issue, no adjustment under Rule 11.2 above shall be made without the prior confirmation in writing by the Auditors that it is in their opinion fair and reasonable.

11.4	An adjustment under Rule 11.2 above may not have the effect of reducing the price at which Shares may be acquired by the exercise of an Award to less than their nominal value.

11.5	As soon as reasonably practicable after making any adjustment under Rule 11.2 above, the Company (in its own right or as agent for the Grantor) shall give notice thereof in writing or in electronic form to any Award Holders affected thereby.

12	Expenses

12.1	Any expenses of the Company involved in any issue or transfer of Shares in the name of any Award Holder or his personal representative(s) or nominee(s) shall be payable by the Company.

13	Administration

13.1	Any notification or other notice in writing which the Company is required to give, or may desire to give, to any Eligible Employee or Award Holder (or his personal representative(s)) in pursuance of this Plan shall be sufficiently given if delivered to him by hand or sent through the post in prepaid cover addressed to the Eligible Employee or Award Holder (or his personal representative(s)) at the last address known to the Company as being his address or posted as a notice on the staff room noticeboard of any Participating Company. Any certificate, notification or other notice in writing required to be given to the Company or the Trustee shall be properly given if sent to or delivered to the Company at its registered office. For these purposes the Company is authorised to accept service as agent of the Trustee. Any notification, certificate or other notices sent by post shall be deemed delivered on the second day following the date of posting. All notices documents certificates given by or to an Eligible Employee or Award Holder (or his personal representative(s)) shall be sent at his risk.

13.2	Award Holders (or their personal representative(s)) shall have made available to them copies of all notices and other documents sent by the Company to its holders of shares generally.

14	General

14.1	The Directors shall at all times ensure that there are sufficient Shares available as may be required to meet the subsisting rights of Award Holders by either ensuring that the Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy Awards under which Shares may be subscribed for and/or to procure that sufficient Shares are available for transfer to satisfy Awards.

14.2	The Company shall at its expense make application to the London Stock Exchange for admission to the Official List of all Shares allotted pursuant to the exercise of any Award provided that Shares are at that time listed on the London Stock Exchange.

14.3	The decision of the Directors in any dispute or question relating to any Award shall be final and conclusive, subject to the written confirmation of the Auditors whenever required under the provisions of this Plan.

14.4	Participation in this Plan by an Award Holder is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment with any Group Member and participation in this Plan shall in no respects whatever affect in any way an Award Holder’s pension rights or entitlement or terms or conditions of employment with any Group Member. In particular (but without limiting the generality of the foregoing words) any Award Holder who leaves employment with any Group Member shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.

14.5	The grant of an Award shall be subject to obtaining any approval or consent required under the provisions of the document “The Listing Rules” published by the London Stock Exchange, of the City Code on Takeovers and Mergers, or of any regulations and enactments.

14.6	In the event that Shares are transferred to an Award Holder in pursuance of any Award granted under this Plan, the Award Holder shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

15	Alterations

15.1	Subject to Rules 15.2, 15.4 and 15.5 below, the Directors may, acting on the recommendation of the Remuneration Committee, at any time alter or add to all or any of the provisions of this Plan, or the terms of any Award granted under it, in any respect.

15.2	No alteration or addition to the advantage of Eligible Employees or Award Holders shall be made under Rule 15.1 above to the provisions of this Plan relating to:

(a)	the persons to whom Awards may be granted;

(b)	the limitations on the number or amount of Shares subject to this Plan;

(c)	the maximum entitlement for any one Eligible Employee or Award Holder;

(d)	Rule 6.10;

(e)	the obligation to impose, or the basis for varying the provisions of, any Exercise Condition or Conditions pursuant to Rule 2.3; or

(f)	the basis for determining the entitlement of an Eligible Employee or Award Holder to Shares and for the adjustment thereof in the event of an Issue or Re-organisation without the prior approval of the Company in general meeting (save for minor amendments to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Eligible Employees or Award Holders or for the Company or the Group).

15.3	No alteration or addition to terms of an existing Award which is to the disadvantage of any Award Holder shall be made under Rule 15.1 above unless:

(a)	the Directors shall have invited every relevant Award Holder to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Award Holders who have given such an indication.

15.4	As soon as reasonably practicable after making any alteration or addition under Rule 15.1 above, the Directors shall give notice thereof in writing or in electronic format to any Award Holder affected thereby.

15.5	No alteration shall be made to this Plan if it would thereby cease to be an Employees’ Share Scheme.

16	Trustees

16.1	A Participating Company may provide money to the trustees of any trust or any other person to enable him to acquire Shares to be held for the purposes of this Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by Section 153 of the Companies Act 1985.

17	Inland Revenue Requests

17.1	The Company shall provide to the Inland Revenue (within such time limit as the Inland Revenue directs) any information required by it and an Award Holder shall:

(a)	promptly provide to the Company such information as it may reasonably request; and

(b)	consent to the Company providing such information concerning him to the Inland Revenue for the purpose of complying with such request from the Inland Revenue.

18	Termination

18.1	The Company in general meeting or the Directors may at any time resolve to terminate this Plan in which event no further Awards shall be granted, but the provisions of this Plan shall in relation to Awards then subsisting continue in full force and effect.